Exhibit 99.1

American Shared Hospital Services Reports Third Quarter 2025 Financial Results

Third Quarter Revenue Increased 2.5% Period over Period with 42.3% EBITDA Growth

Revenue for the First Nine Months Increased 5.6% Year Over Year

Signs Existing Health System to 10 Year Extension and an Upgrade to their Gamma Knife System

Conference Call Scheduled for 1:00 PM ET Today

SAN FRANCISCO, CA, November 13, 2025 – American Shared Hospital Services (NYSE American: AMS) (the "Company"), a leading provider of stereotactic radiosurgery equipment and advanced radiation therapy cancer treatment services through its equipment leasing and direct patient care services segments, today announced financial results for the third quarter ended September 30, 2025.

Key Financial Highlights

-	Q3 2025 Revenue increased 2.5% period over period

-	Q3 2025 Direct patient services revenue increased 9.4% period over period

-	Q3 2025 Gross margin of 22.1% increased 15.8% period over period

-	Q3 2025 Net loss decreased 91.8% to $17,000 from a loss of $207,000 in Q3 2024

-	Q3 2025 EBITDA increased 42.3% to $1.94 million compared to $1.37 million in Q3 2024

Gary Delanois, Chief Executive Officer, commented: “I am pleased to report revenue increases in both our three and nine-month results which were primarily driven by increased revenue in our direct patient care services segment as our new physicians in Rhode Island ramp up and volumes increase. Our new radiation therapy center in Puebla Mexico is off to a fantastic start where revenue has grown significantly. I am also gratified to see the period over period increase in Gamma Knife revenue in the third quarter, and we remain vigilant in driving the overall revenue growth of the Company. As we look into the remainder of this year and 2026, we expect further growth in revenue from the new Esprit being installed in our new Gamma Knife center in Guadalajara, Mexico that is expected to startup in the second quarter of 2026. We are also very pleased to announce the recent signing of an Existing Health System to a 10 Year Extension for an Esprit – the latest model Gamma Knife System.”

Mr. Delanois continued: “We believe we are well positioned for continued long-term growth with our Certificate of Need approvals for the first radiation therapy treatment center in Bristol, Rhode Island where permitting activities are underway and a proton beam radiation therapy treatment center in Johnston, Rhode Island, which will put us on track to further expand our Rhode Island footprint and growth potential. As we stay focused on our strategic initiatives to further improve efficiency and to take advantage of economies of scale to maximize profitability, our new business development pipeline, and balance sheet positions us well for this next phase of growth.”

Scott Frech, Chief Financial Officer, stated: “Our third quarter of 2025 was highlighted by an increase in direct patient care services revenue, and we expect to see this positive trend continue into the end of the year and beyond. Our momentum continues to build, as we execute on our growth strategy and focus beyond our traditional medical equipment leasing model to a direct provider of radiation therapy treatment services to cancer patients. I am also happy to report the improvement in both gross margin and net income. We remain extremely focused on our operational enhancements and cost efficiencies and this past quarter we paid down short-term debt while also making CapEx investments for our Gamma Knife Facility in Peru. These enhancements are part of the key to further position us for potential robust long-term growth and profitability.”

Ray Stachowiak, Executive Chairman, stated: “Our track record of consecutive years of revenue growth and improved margins is expected to position us well for building long-term shareholder value. Our vision remains clear, and we are excited about the new business development initiatives we have in place to drive continued momentum and growth.”

Financial Results for the Three Months Ended September 30, 2025

For the three months ended September 30, 2025, revenue increased 2.5% to $7.2 million compared to $7.0 million in the prior year period, driven by expanded radiation therapy services in our direct patient care services segment.

Revenue from the Company’s direct patient care services segment represented 56% of total sales compared to 53% in the prior year period. Direct patient care services revenue was $4.0 million for Q3 2025, an increase of 9.4% from the same period in the prior year, primarily driven by increased procedures at our new radiation therapy treatment center in Puebla, Mexico.

Revenue from the medical equipment leasing segment decreased 5.3% to $3.1 million for Q3 2025 compared to $3.3 million in the prior year period due to lower PBRT volumes.

Gross margin improved to 22.1% in Q3 2025 and increased 15.8% to $1.6 million, compared to 19.6% or $1.4 million in Q3 2024, primarily due to higher treatment volumes.

Net loss attributable to American Shared Hospital Services decreased 91.8% for Q3 2025 to a loss of $17 thousand or $0.00 per share compared to a net loss of $207 thousand or $0.03 per diluted share for Q3 2024.

Adjusted EBITDA, a non-GAAP financial measure, was $1.9 million for Q3 2025, compared to $1.4 million in Q3 2024.

Financial Results for the Nine Months Ended September 30, 2025

For the nine months ended September 30, 2025, revenue increased 5.6% to $20.4 million compared to revenue of $19.3 million for the first nine months of 2024.

Revenue from the Company’s direct patient care services segment increased 36.5% to $10.7 million for the first nine months of 2025 compared to $7.8 million from the same period in the prior year, primarily due to revenue generated by the Rhode Island centers and our new center in Puebla, Mexico.

Revenue from the equipment leasing segment was $9.7 million for the first nine months of 2025 compared to $11.5 million for the first nine months of 2024 due to lower Gamma Knife volumes, driven by the expiration of three customer contracts since the fourth quarter of 2024, and lower PBRT volumes.

Gross margins for the first nine months of 2025 were 20.4% or $4.2 million, compared to $6.0 million for the first nine months of 2024 primarily due to lower treatment volumes and increased operating costs driven by the shift to direct patient care services, which have lower margins compared to the equipment leasing segment.

Net loss attributable to American Shared Hospital Services for the first nine months of 2025 was $0.9 million or $0.14 per share, compared to net income of $3.5 million or $0.54 per diluted share for the first nine months of 2024 which was primarily due to the $3.9 million bargain purchase gain generated from the RI Acquisition and net income from the Rhode Island centers acquired.

Adjusted EBITDA, a non-GAAP financial measure, was $4.6 million for the first nine months of 2025, compared to $5.1 million for the first nine months of 2024.

Balance Sheet Highlights

At September 30, 2025, cash, cash equivalents, and restricted cash totaled $5.3 million, compared to $11.3 million at December 31, 2024. The decrease in cash was driven by $7.5 million in capital expenditures during the nine-month period.

American Shared Hospital Services’ shareholders' equity (excluding non-controlling interests) was $24.6 million or $3.77 per outstanding share, compared to $25.2 or $3.92 per outstanding share at December 31, 2024.

Conference Call

The Company will hold a conference call to discuss its third quarter 2025 financial results today at 1:00 pm ET.

Teleconference and Webcast Information

To participate, domestic callers may dial 1-844-413-3972 and international callers may dial 1-412-317-5776 at least 10 minutes prior to the start of the call and ask to join the American Shared Hospital Services call.

A simultaneous webcast of the call may be accessed through the Company's website, www.ashs.com or directly:

https://event.choruscall.com/mediaframe/webcast.html?webcastid=AWOMV8Fk

A replay of the call will be available at 1-855-669-9658 or 1-412-317-0088, access code 7027755, through November 20, 2025. The call will also be available for replay on the Company’s website at www.ashs.com.

About American Shared Hospital Services (NYSE American: AMS)

American Shared Hospital Services (AMS) is a leading provider of turnkey solutions to cancer treatment centers, health systems, and cancer networks in North and South America. The Company works closely with its partners to develop and grow their cancer service lines and provide integrated cancer care to patients in a convenient local setting close to home. For centers under health system partnerships, the Company and its health system partners share in the capital investment cost and profitability of the operations based on their respective ownership interests. For more information, please visit: www.ashs.com

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services including statements regarding the expected continued growth of the Company and the expansion of the Company’s Gamma Knife, proton therapy and direct patient care services business, which involve risks and uncertainties including, but not limited to, the risks of economic and market conditions, the risks of variability of financial results between quarters, the risks of the Gamma Knife and proton therapy and direct patient care services businesses, the risks of changes to CMS reimbursement rates or reimbursement methodology, the risks of the timing, financing, and operations of the Company’s Gamma Knife, proton therapy, and direct patient care services businesses, the risk of expanding within or into new markets, the risk that the integration or continued operation of acquired businesses could adversely affect financial results and the risk that current and future acquisitions may negatively affect the Company’s financial position. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Quarterly Report on Form 10-Q for the three-month periods ended March 31, 2025 and June 30, 2025 and the Annual Report on Form 10-K for the year ended December 31, 2024.

Non-GAAP Financial Measure

Adjusted EBITDA, the non-GAAP measure presented in this press release and supplementary information, is not a measure of performance under the accounting principles generally accepted in the United States ("GAAP"). This non-GAAP financial measure has limitations as an analytical tool, including that it does not have a standardized meaning. When assessing our operating performance, this non-GAAP financial measure should not be considered a substitute for, and investors should also consider, income before income taxes, income from operations, net income attributable to the Company, earnings per share and other measures of performance as defined by GAAP as indicators of the Company's performance or profitability.

EBITDA is a non-GAAP financial measure representing our earnings before interest expense, interest income, income tax expense, depreciation, and amortization. We define Adjusted EBITDA as net (loss) income before interest expense, interest income, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, bargain purchase gain, net, and loss on write down of impaired assets and associated removal costs.

We use this non-GAAP financial measure as a means to evaluate period-to-period comparisons. Our management believes that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and charges that may not be indicative of the operating results of our recurring core business, such as stock-based compensation expense. We believe that both management and investors benefit from referring to this non-GAAP financial measure in assessing our performance.

Contacts

American Shared Hospital Services
Ray Stachowiak, Executive Chairman
rstachowiak@ashs.com

Investor Relations

Kirin Smith, President
PCG Advisory, Inc.
ksmith@pcgadvisory.com

American Shared Hospital Services

Condensed Consolidated Statements of Operations

	Summary of Operations Data
		(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2025	2024	2025	2024
Revenues	$7,171,000	$6,999,000	$20,354,000	$19,271,000
Costs of revenue	5,585,000	5,629,000	16,196,000	13,290,000
Gross margin	1,586,000	1,370,000	4,158,000	5,981,000
Selling and administrative expense	1,538,000	1,923,000	5,092,000	5,698,000
Interest expense	392,000	336,000	1,253,000	1,070,000
Loss on write down of impaired assets and associated removal costs, net	-	-	-	188,000
Operating loss	(344,000)	(889,000)	(2,187,000)	(975,000)
Bargain purchase gain, net	-	263,000	-	3,942,000
Interest and other income	63,000	47,000	172,000	212,000
(Loss) income before income taxes	(281,000)	(579,000)	(2,015,000)	3,179,000
Income tax expense (benefit)	48,000	(169,000)	(296,000)	(244,000)
Net (loss) income	(329,000)	(410,000)	(1,719,000)	3,423,000
Less: Net loss attributable to non-controlling interests	312,000	203,000	797,000	91,000
Net (loss) income attributable to American Shared Hospital Services	(17,000)	(207,000)	(922,000)	3,514,000

(Loss) earnings per common share:
Basic	$(0.00)	$(0.03)	$(0.14)	$0.54
Diluted	$(0.00)	$(0.03)	$(0.14)	$0.54

Weighted Average Shares Outstanding:
Basic	6,632,000	6,482,000	6,593,000	6,482,000
Diluted	6,632,000	6,482,000	6,593,000	6,520,000

American Shared Hospital Services

Balance Sheet Data

	Balance Sheet Data
	(Unaudited)

	9/30/2025	12/31/2024
Cash, cash equivalents and restricted cash	$5,345,000	$11,275,000
Current assets	$20,591,000	$26,258,000
Total assets	$59,629,000	$60,197,000

Current liabilities	$17,171,000	$10,405,000
Shareholders' equity American Shared Hospital Services	$24,565,000	$25,183,000

American Shared Hospital Services

Adjusted EBITDA

	Reconciliation of GAAP to Non-GAAP Adjusted Results
		(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
Net (loss) income attributable to American Shared Hosptial Services	$(17,000)	$(207,000)	$(922,000)	$3,514,000
Less: Income tax expense (benefit)	48,000	(169,000)	(296,000)	(244,000)
Interest expense	392,000	336,000	1,253,000	1,070,000
Interest income	(34,000)	(63,000)	(157,000)	(252,000)
Depreciation and amortization expense	1,454,000	1,644,000	4,411,000	4,501,000
Stock-based compensation expense	101,000	88,000	304,000	285,000
Bargain purchase gain, net	-	(263,000)	-	(3,942,000)
Loss on write down of impaired assets and associated removal costs	-	-	-	188,000
Adjusted EBITDA	$1,944,000	$1,366,000	$4,593,000	$5,120,000